Exhibit 10.1
Severance Compensation Agreement

THE AGREEMENT was made and entered into as of September 21, 2011, (the “Effective Date”), by and between Callon Petroleum Company, a Delaware corporation (together with its subsidiaries, “Callon”) and Gary A. Newberry, as the current Senior Vice President, Operations, (“Executive”).  Callon and Executive may be referred to individually herein as “Party” and collectively as “Parties”.

WITNESSETH:

WHEREAS, Callon recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow a Change of Control (as defined below) of a corporation; and

WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

WHEREAS, Callon desires to assure fair treatment of its key executives in the event of a
Change of Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with Callon notwithstanding the outcome of a possible Change of Control transaction; and

WHEREAS, Callon recognizes that its key executives will be involved in evaluating or negotiating any offers, proposals, or other transactions which could result in a Change of Control of Callon and believes that it is in the best interest of Callon and its stockholders for such key executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of Callon and its stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors of Callon (the “Board”) believes it is essential to provide the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused Callon to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

Article 1.                      Term

This Agreement shall terminate, except to the extent that any obligation of Callon hereunder remains unpaid as of such time, upon the earliest of:

(a)
December 31, 2011; provided, however, that, commencing on December 31, 2011 and on each anniversary date thereafter (each such date, an “Anniversary Date”), the expiration date under this clause (i) shall automatically be extended for one additional year unless, immediately prior to such Anniversary Date, either party shall have given written notice that it does not wish to extend this Agreement, but in no event shall the expiration date under this clause be earlier than the second anniversary of the effective date of a Change of Control;

(b)	The termination of the Executive’s employment with Callon based on death, Disability (as defined in Section 3.1), or Cause (as defined in Section 3.2); and

(c)	The voluntary resignation of the Executive for any reason other than Good Reason (as defined in Section 3.3).

Article 2.                      Change of Control

Except as provided herein, no benefits shall be payable hereunder unless there shall have been a Change of Control of Callon as defined below, and Executive’s employment by Callon shall thereafter have been terminated within two (2) years after the date of such Change of Control in accordance with Article 3.

For purposes hereof, a “Change of Control” or “Change of Control of Callon” shall mean any one of the following: (i) any person or group of persons acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) shall have become the beneficial owner of more than fifty percent (50%) of the outstanding common stock of Callon; (ii) the stockholders of Callon shall cause a change in a majority of the members of the Board within a twelve (12) month period, provided, however, that the election of a newly-elected director shall not be deemed to be a change in the membership of the Board if the nomination for election by Callon’s stockholders of such new director was approved by the vote of two-thirds (2/3) of the directors then still in office who were directors at the beginning of such twelve (12) month period; or (iii) Callon or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of Callon in any manner (including, but not limited to, by means of sale, merger, reorganization or liquidation). A Change of Control will not result from the issuance of common stock or other securities of Callon to creditors of Callon in connection with the restructuring of Callon’s indebtedness, or from transactions entered into pursuant to or during the pendency of a voluntary or involuntary case or proceeding by or against Callon under the Federal Bankruptcy Code or any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, if such transactions are related to such case or proceeding, or from the appointment at any time of a custodian, receiver, liquidator, assignee, trustee, or sequestrator of Callon.

If the Executive’s employment with Callon is terminated in accordance with the provisions of Article 3 within the six (6) month period prior to the date on which a Change of Control is effective, and it is reasonably demonstrated that such termination: (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with a Change of Control, then for all purposes hereof, such termination shall be deemed to have occurred following a Change of Control.

Notwithstanding the foregoing provisions of Article 2, with respect to any payment hereunder that is (i) subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) a Change of Control which would accelerate the timing of payment thereof, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined Section 409A of the Code and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition and as necessary to comply with Section 409A, as determined by the Company.

Article 3.                      Termination of Employment Following a Change of Control

If any of the events described in Article 2 constituting a Change of Control of Callon shall have occurred, Executive shall be entitled to the benefits provided in Article 5, and upon the subsequent termination of his employment the benefits provided in Article 4, provided that such termination occurs within two (2) years following a Change of Control of Callon (unless such termination is on account of Executive’s death, in which case such termination must occur within six (6) months following a Change of Control of Callon), unless such termination is: (a) because of his “Disability” (as defined in Section 3.1), (b) by Callon for “Cause” (as defined in Section 3.2); or (c) by Executive other than for “Good Reason” (as defined in Section 3.3).

3.1           Disability. If, upon the disability of Executive, which, for purposes of this Agreement shall be the physical or mental inability of Executive to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood as determined by the Board that Executive, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment on a full-time basis for the following continuous period of six (6) months, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, Executive shall not have returned to the full time performance of his duties, Callon may terminate Executive’s employment for “Disability.”

3.2           Cause. For the purposes hereof, Callon shall have “Cause” to terminate Executive’s employment hereunder upon (i) willful misconduct or intentional and continual neglect of duties which in the good faith or reasonable judgment of the Board (excluding Executive) has materially adversely affected Callon; provided, however, that Executive shall have first received written notice from such Board advising of the acts or omissions that constitute the misconduct or neglect of duties, and such misconduct or neglect of duties continues after Executive shall have had a reasonable opportunity to correct the same; (ii) theft or conviction of a felony or any crime involving dishonesty or moral turpitude; provided, however, that Executive shall have first received written notice from the Board advising of the acts or omissions that constitute the failure or refusal to substantially perform duties, and such failure or refusal continues after Executive shall have had a reasonable opportunity to correct the same; (iii) the filing of a voluntary or involuntary case or proceeding by or against Callon under the Federal Bankruptcy Code or any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, or the appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator of Callon; or (iv) the acquisition by Callon’s creditors of all or substantially all of Callon’s assets through foreclosure or other judicial means.

3.3           Good Reason. Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a)
Following a Change of Control, the failure of the Board of Directors to re-elect Executive as Senior Vice President, Operations of Callon, or Executive’s removal from such office, or at any time during the term of employment, Callon’s failure to vest Executive with the powers and authority of  Senior Vice President, Operations of Callon, except in connection with a termination for Cause as contemplated by Section 3.2;

(b)	Following a Change of Control, a significant change in the scope, nature or status of Executive’s responsibilities or employment prerogatives;

(c)
Following a Change of Control, an attempted or actual reduction in Executive’s base salary as in effect on the date of a Change of Control or as the same may be increased from time to time thereafter or a failure by Callon to increase Executive’s salary from time to time or to pay Executive a bonus at a level comparable to the level of salary increases or bonuses (based on the average of the three (3) preceding years) paid prior to a Change of Control, determined by consistent application of the bonus formula utilized to establish bonus payments during the preceding three (3) years;

(d)
Following a Change of Control, Executive’s relocation by Callon to any place other than a location within the Houston, Texas area, except for a relocation consented to by Executive or a relocation to the greater Midland, Texas area if all reasonable costs of relocation, including moving expenses, costs of selling a principal residence (and, if requested by Executive, the purchase of such principal residence at its value as appraised by a qualified appraiser selected by Executive) are paid or provided for by Callon;

(e)
Following a Change of Control, the failure by Callon to continue in effect any compensation plan in which Executive participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been  made with respect to such plan in connection with a Change of Control, or the failure of Callon to continue Executive’s participation therein or the taking of any action by Callon which would materially and adversely affect Executive’s participation in any such plan or reduce Executive’s benefits thereunder;

(f)
Following a Change of Control, the failure by Callon to continue to provide Executive with benefits not less, in the aggregate, than those enjoyed under any of Callon’s pension, life insurance, medical, health, and accident, or disability plans in which Executive was participating at the time of a Change of Control or the taking of any action by Callon which would directly or indirectly materially reduce any such benefits;

(g)	The failure of Callon to obtain a satisfactory agreement from any successor or parent thereof to assume and agree to perform this Agreement pursuant to Article 7;

(h)
Any purported termination of Executive’s employment with Callon which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.4 (and for purposes of this Agreement, no such purported termination shall be effective); and

(i)	Termination of employment by reason of the Executive’s death or Disability, at any time during the six month period beginning on the 1st day after the effective date of a Change of Control.

3.4           Notice of Termination. Any termination pursuant to the foregoing provisions of this Section (including termination due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes hereof, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision herein relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event that Executive seeks to terminate his employment with Callon pursuant to Section 3.3, he must communicate his written Notice of Termination to Callon within sixty (60) days of being notified of such action or actions by Callon which constitute Good Reason for termination.

3.5           Date of Termination. The term “Date of Termination” shall mean: (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated pursuant to Section 3.3 or if Executive’s employment is terminated for any other reason, the date Executive incurs a “separation from service” (as such term is defined in final Treasury Regulations issued under Code Section 409A and any other guidance issued thereunder).

3.6           Reimbursement of Expenses. To the extent this Agreement provides for the reimbursement of expenses which are not specifically excluded from Code Section 409A, (i) such expenses shall be eligible for reimbursement for the lifetime of the Executive, (ii) the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year and (iii) the reimbursement shall be made not later than by December 31st of the year following the calendar year in which such expense was incurred by the Executive.

Article 4.                      Compensation upon Termination

4.1           Termination without Cause or for Good Reason. If Executive’s employment is terminated (including termination due to Executive’s death) other than pursuant to Sections 3.1 or 3.2 or if Executive shall terminate his employment for Good Reason, then, subject to Sections 4.1(c) and 4.2, and provided that the Executive signs a general release in a form provided by Callon that releases Callon from any and all claims that the Executive may have, and the Executive affirmatively agrees not to violate the provisions of Article 6, the Executive shall be entitled, if such termination occurred within two (2) years following the effective date of a Change of Control (or in the case of termination due to Executive’s death, if such termination occurred within six (6) months following the effective date of a Change of Control), to the following benefits:

(a)
Callon shall pay to the Executive in a lump sum, in cash, on the date which is six (6) months following his Date of Termination, an amount equal to two (2) times the sum of: (i) the Executive’s annual base salary as in effect immediately prior to the Change of Control or, if higher, in effect immediately prior to the Date of Termination and (ii) the greater of: (A) the average bonus (under all Callon bonus plans for which the Executive is eligible) earned with respect to the three most recently completed full fiscal years or (B) the target bonus (under all Callon bonus plans for which the Executive is eligible) for the fiscal year in which the Change of Control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the Change of Control occurs.

(b)
Callon shall, at its expense, maintain in full force and effect for Executive’s continued benefit until twenty-four (24) months after the Date of Termination all life, disability, medical, dental, accident and health insurance coverage to which Executive was entitled immediately prior to the Notice of Termination. In the event that (i) Executive’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or (ii) any such coverage is discontinued or the benefits thereunder materially reduced, Callon shall provide or arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage herein above provided for, Executive shall have the option to have assigned to Executive at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by Callon and relating specifically to Executive and Executive shall be entitled to all health and similar benefits that are or would have been made available to Executive under law. The continued coverage under this Section 4.1(b) shall be provided in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Section 409A, including (i) providing such benefits on a nontaxable basis to Executive, (ii) providing for the reimbursement of medical expenses incurred during the time period during which Executive would be entitled to continuation coverage under a group health plan of the Company pursuant to Section 4980B of the Code (i.e., COBRA continuation coverage), (iii) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Section 409A and the authoritative guidance thereunder, or (4) such other manner as determined by the Company in compliance with an exception from being treated as nonqualified deferred compensation subject to Section 409A.

(c)
Callon’s obligation to pay severance amounts due to the Executive pursuant to this Section 4.1, to the extent not already paid, shall cease immediately and such payments will be forfeited if the Executive violates any condition described in Sections 6.1, 6.2 or 6.3 after the Date of Termination. To the extent already paid, should the Executive violate any condition described in Sections 6.1, 6.2 or 6.3 after the Date of Termination, the severance amounts provided hereunder shall be repaid in their entirety by the Executive to Callon with interest at the “applicable federal rate” (as defined in Section 1274(d) of the Code), and all rights to such payments shall be forfeited.

4.2           Limitation on Payments.

(a) Definitions.  For purposes of this Section 4.2, the following capitalized terms have the meanings ascribed to them, below.

“Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code with respect to the Total Payments together with any interest or penalties with respect to such excise tax.

“Incentive Award” means a stock option, stock appreciation right, restricted stock award, restricted stock unit award, or other equity-type award under any plan or agreement in which Executive has, or will (by the passage of time only and not based on Executive’s performance) have, an interest in the capital stock of Callon or an Affiliate, or a right to obtain capital stock or an interest in capital stock of Callon or an Affiliate.

“Net After-Tax Benefit” means (i) the Total Payments less (ii) the amount of all United States federal, state and local income and employment taxes payable with respect to the Total
Payments (calculated at the maximum applicable marginal income tax rate for Executive under the Code), and less (iii) the amount of the Excise Tax imposed (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing).

“Total Payments” means the total payments or other benefits that Executive becomes entitled to receive from Callon or an Affiliate in connection with a Change of Control that would constitute a “parachute payment” (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Callon or an Affiliate.

(b) Maximum Net After-Tax Benefit. The Total Payments shall be reduced to the minimum extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if, by reason of such reduction, the Net After-Tax Benefit received by Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Executive if no such reduction was made. It is thus the objective of this Agreement to maximize Executive’s Net After-Tax Benefit if any payments or benefits provided hereunder are subject to the Excise Tax.

In the event it is determined that the Total Payments to or for the benefit of Executive, whether paid or payable or distributed or distributable or otherwise, including, by example and not by way of limitation, acceleration of the date of vesting or payment or rate of payment under any plan, program or arrangement of Callon, would be subject to the Excise Tax, Callon shall first make a calculation under which such payments or benefits provided to Executive under this Agreement are reduced, to the minimum extent necessary, so that no portion thereof shall be subject to the Excise Tax (the “Section 4999 Limit”). Callon shall then compare (i) Executive’s Net After-Tax Benefit assuming application of the Section 4999 Limit with (ii) Executive’s Net After-Tax Benefit without the application of the Section 4999 Limit. In the event (i) is greater than (ii), Executive shall receive Total Payments solely up to the 4999 Limit. In the event (ii) is greater than (i), Executive shall be entitled to receive all such Total Payments, and shall be solely liable for any and all Excise Tax related thereto.

All determinations required to be made under this Section 4.2, including whether an Excise Tax may apply to the Total Payments will be made by the independent accounting firm which served as Callon’s auditor immediately prior to the Change of Control (the “Accounting Firm”). In the event that the Accounting Firm is also serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder), by giving written notice of such appointment to Callon within five (5) business days after the Date of Termination. All fees and expenses of the Accounting Firm shall be borne solely by Callon and it shall be Callon’s obligation to cause the Accounting Firm to take any actions required hereby.

Callon will direct the Accounting Firm to submit detailed supporting calculations both to
Callon and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or such earlier time as is requested by Callon. If applicable, Executive and Callon shall each provide the Accounting Firm with access to, and copies of, any books, records and documents in their respective possessions, as reasonably requested by the Accounting Firm, and otherwise reasonably cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.2.

If the Accounting Firm determines that a reduction in payments is required under this
Section 4.2, the Executive may select the order of reduction; provided, however, that none of the selected payments may be “nonqualified deferred compensation” subject to Section 409A of the Code. In the event the Executive fails to select an order in which Total Payments are to be reduced, or does not select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Section 409A of the Code, Callon shall (to the extent feasible) reduce the Total Payments in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any Incentive Award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to Executive on a prorata basis or in such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any Incentive Award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any Incentive Award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return.

4.3           No Mitigation or Set-off of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Article 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. Callon’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which Callon may have against Executive.

Article 5.                      Stock Options and Other Plans

5.1           Acceleration of Benefits.  If a Change of Control occurs:

(a)
Notwithstanding any provision to the contrary in any stock option agreement, restricted stock agreement, or other applicable agreement that may be outstanding between Executive and Callon, all outstanding units, stock options, incentive stock options, performance shares, performance awards, stock appreciation rights, career shares, bridge shares, and shares of restricted stock (the “Stock Rights”) then held by Executive shall immediately become exercisable and Executive shall become one hundred percent (100%) vested in such Stock Rights held by or for the benefit of Executive; provided, however, that such Stock Rights shall not be accelerated if it would be an impermissible acceleration under Section 409A of the Code. In the event that, and to the extent that, Callon is unable to provide for acceleration of vesting in accordance with this paragraph as a result of the provisions in existence prior to a Change of Control of any plan or agreement, Callon shall provide in lieu thereof a lump sum cash payment equal to the difference between the total value of such outstanding Stock Rights as of the Executive’s Date of Termination and the total value of the Stock Rights in which the Executive is vested as of the Executive’s Date of Termination, payable within the time specified in Section 4.1(a). The value of such accelerated vesting in the Executive’s Stock Rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant mutually agreed to by the Board and Executive.

Notwithstanding the above provisions of this Section 5.1(a), no accelerated vesting or cash out shall apply to any agreement to the extent such acceleration or cash out would cause the compensation payable thereunder to fail to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

(b)
Notwithstanding any provision to the contrary in any stock option agreement that may be outstanding between Executive and Callon, Executive’s right to exercise any previously unexercised options under any such stock option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Executive’s termination of employment. In the event that, and to the extent that, Callon is unable to provide for the extension of the expiration date of such options as a result of the provisions in existence prior to a Change of control of any plan or agreement, Callon shall provide in lieu thereof a lump sum cash payment equal to the value of such extension Callon is unable to provide payable within the time specified in Section 4.1(a). The values of such accelerated vesting and exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant mutually agreed to by the Board and Executive.

Article 6.                      Noncompetition, Nonsolicitation, Nondisclosure of Trade Secrets, Nonpublic Information, and Ownership

6.1           Noncompetition. The Executive agrees that during the term of the Executive’s employment with Callon and for a period of one year after the Date of Termination or cessation of the Executive’s employment with Callon for any reason whatsoever, he will not, directly or indirectly, compete with Callon by providing services to any other person, partnership, association, corporation, or other entity that is an “Oil and Gas Business” in any geographic location where Callon currently operates. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing Oil and Gas interests or engaging in or being connected with, as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6.1 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

6.2.           Nonsolicitation. During the term of the Executive’s employment with Callon and for a period of (three (3) years) after the Date of Termination with Callon for any reason whatsoever, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of Callon or its subsidiaries or affiliates to leave the employment of Callon or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses Callon’s employees. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6.2 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

6.3.           Nondisclosure of Trade Secrets. Callon promises to disclose to the Executive and the Executive acknowledges that in, and as a result of, his employment by Callon, he will receive, make use of, acquire, have access to and/or become familiar with, various trade secrets and proprietary and confidential information of Callon, its subsidiaries, and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, method of doing business, identities, locations, performance and compensation levels of employees, and other confidential information (collectively, “Trade Secrets”) which are owned by Callon, its subsidiaries, and/or affiliates and regularly used in the operation of its business, and as to which Callon, its subsidiaries, and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers, and employees. The Executive acknowledges and agrees that the Trade Secrets:

(a)	Are secret and not known in the industry;
(b)	Give Callon or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets;
(c)	Are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and
(d)
Are valuable, special, and unique assets of Callon or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Callon or its subsidiaries or affiliates.

The Executive promises not to use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the term of his employment, except as required in the course of his employment with Callon, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data, and similar items relating to the business of Callon, whether prepared by the Executive or otherwise coming into his possession, will remain the exclusive property of Callon and may not be removed from the premises of Callon under any circumstances without the prior written consent of Callon (except in the ordinary course of business during the Executive’s period of active employment under this Agreement), and in any event must be promptly delivered to Callon upon termination of the Executive’s employment with Callon. The Executive agrees that upon his receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, whether received during or after the term of the Executive’s employment with Callon, the Executive shall timely notify and promptly hand deliver a copy of the subpoena, process, or other request to Callon. For this purpose, the Executive irrevocably nominates and appoints Callon (including any attorney retained by Callon), as his true and lawful attorney-in-fact, to act in the Executive’s name, place, and stead to perform any act that the Executive might perform to defend and protect against any disclosure of any Trade Secrets.

The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6.3 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

6.4           Ownership. The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets which arise out of the performance of this Agreement are the property of Callon.

Article 7.                      Successors; Binding Agreement

7.1           Successors of Callon. Callon will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Callon, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Callon would be required to perform it if no such succession had taken place. Failure of Callon to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle Executive to compensation from Callon in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, the date on which any such succession becomes effective shall be deemed the Date of Termination; provided however, that such compensation shall be paid to Executive only if such successor is a considered to be a successor to Callon by reason of a Change of Control. As used herein, “Callon Petroleum Company” shall mean Callon as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7.1 or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

7.2           Executive’s Heirs, Etc. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his designee or, if there be no such designee, to his estate.

Article 8.                      Notice

For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Callon at its principal place of business and to Executive at his address as shown on the records of Callon, provided that all notices to Callon shall be directed to the attention of the Chief Executive Officer of Callon with a copy to the Secretary of Callon, or to such other address provided in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Article 9.                      Miscellaneous

9.1           Waiver. No provisions hereof may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board (which shall in any event include Callon’s Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision hereof, to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly herein.

9.2           Tax Consequences. Executive understands, acknowledges, and agrees that Company cannot, and does not, provide any tax or legal advice to Executive. Any tax-related information that has been provided, or will be provided, to Executive is solely for informational purposes and should not be relied upon by Executive

9.3           Reformation and Severability. The Parties fully intend that this Agreement comply with all applicable laws and legal requirements. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the Agreement shall first be reformed to make the provision at issue enforceable and effective to the full extent permitted by law. If such reformation is not possible, all remaining provisions of this Agreement shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

9.4           Entire Agreement. This Agreement sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between the Company and Executive relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Executive and by the Chief Executive Officer of the Company (or another officer who is authorized by the Board) on behalf of the Company.

9.5           Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to review and discuss this Agreement with legal counsel of his choice prior to execution should he desire to do so, and (d) no strict rules of construction will apply for or against the drafter or any other Party.  Executive represents that there are no restrictions on his right to enter into this Agreement.

Article 10.                      Validity

The invalidity or unenforceability of any provisions hereof shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

Article 11.                      Legal Expenses

In accordance with the provisions of Section 3.6, Callon agrees to pay, upon written demand therefore by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with Callon or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payment pursuant to Section 4.2), plus interest on such legal fees and expenses at the “applicable federal rate” (as defined in Section 1274(d) of the Code). In any such action brought by Executive for damages or to enforce any provisions hereof, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of Callon’s obligations hereunder, in his sole discretion.

Article 12.                      Continuation of Salary during Dispute

In the event of Executive’s termination of employment, if there is any dispute or contest by or with Callon or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payments pursuant to Article 4), and upon written demand by the Executive, Callon shall continue to pay the Executive his base salary and maintain all life, disability, medical, dental, accident, and health insurance coverage in effect immediately prior to the date of such dispute. Said periodic payments shall be made in accordance with Callon’s normal payroll practices. Payments shall continue until final resolution of such dispute or contest either by an agreement between the Executive and Callon or final order of a court with proper jurisdiction. In the event that Callon substantially prevails in such dispute, the Executive shall be obligated to repay to Callon all amounts he has received for base salary under this Article 12 (after taxes applicable thereto) plus interest at the “applicable federal rate” (as defined in Section 1274(d) of the Code).

Article 13.                      Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Article 14.                      Governing Law

This Agreement shall be governed by and construed under the laws of the State of Mississippi.

Article 15.                      Captions and Gender

The use of captions and section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and includes either sex who may be a signatory.

Article 16.                      Six Month Delay under Code Section 409A

To the extent (a) any payment or benefit to which Executive becomes entitled under this Agreement in connection with Executive’s termination of employment with Callon constitutes deferred compensation subject to Section 409A of the Code, then such payment or benefit shall not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A and any other guidance issued thereunder) with Callon; or (ii) the date of Executive’s death following such “separation from service”. Upon the expiration of the applicable deferral period, any payment or benefit which would have otherwise been made during that period in the absence of this Article 16 shall be made to Executive or Executive’s beneficiary.

Executive has reviewed with Executive’s own tax advisors the tax consequences of this
Agreement and the transactions contemplated hereby. Executive is relying solely on his or her tax advisors and not on any statements or representations of Callon or any of its agents and understands that Executive (and not Callon) shall be responsible for Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement. To the extent applicable, the Agreement is intended to comply with Section 409A, and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A. If any provision of this Agreement would cause Executive to incur taxation under Section 409A, the Company may reform such provision to comply with Section 409A, or an exemption or exception thereunder, to the full extent permitted under Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this 21st day of September, 2011, to be effective as of the Effective Date.

CALLON PETROLEUM COMPANY

By:  /s/ Fred L. Callon
Fred L. Callon
President and Chief Executive Officer

EXECUTIVE

By: /s/ Gary A. Newberry
Gary A. Newberry
Senior Vice President, Operations